TMANGLOBAL.COM, INC.
EXHIBIT 11
COMPUTATION OF PER SHARE EARNINGS


                                                 6/30/2000            9/30/1999           9/30/1998
                                                 ---------            ---------           ---------

Net Loss                                         -$134,333          -$3,176,835             -$1,027

Weighted average shares outstanding              6,064,221            5,115,053           3,000,000

(Loss) per share                                    -$0.02               -$0.07               $0.00